EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2014 Third Quarter and Nine Months Ended December 31, 2013
February 5, 2014

On February 5, 2014, Orion Energy Systems, Inc. issued a press release announcing our financial results for our fiscal 2014 third quarter and nine month period ended December 31, 2013.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the third quarter and nine months ended December 31, 2013.  Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations
Revenue. Product revenue decreased from $22.7 million for the fiscal 2013 third quarter to $22.4 million for the fiscal 2014 third quarter, a decrease of $0.3 million, or 1%. The decrease in product revenue was a result of decreased sales of solar photovoltaic, or PV, systems of $1.0 million versus the fiscal 2013 third quarter. Offsetting a portion of this decline, sales of energy efficient lighting retrofits during the fiscal 2014 third quarter increased due to our acquisition of Harris Manufacturing, Inc. and Harris LED on July 1, 2013. Service revenue decreased from $6.4 million for the fiscal 2013 third quarter to $5.3 million for the fiscal 2014 third quarter, a decrease of $1.1 million, or 17%. The decrease in service revenue was a result of a decrease in the number of solar projects currently under construction. Total revenue from PV systems was $6.8 million for the fiscal 2014 third quarter compared to $9.6 million for the fiscal 2013 third quarter. The decrease in revenue from PV systems was due to fewer solar projects under construction as compared to several projects under construction during fiscal 2013. We expect this trend of decreasing solar PV systems revenue to continue through the remainder of fiscal 2014 and into fiscal 2015 as we continue to deemphasize our focus on pursuing new solar PV projects.
Product revenue increased from $53.2 million for the fiscal 2013 first nine months to $61.1 million for the fiscal 2014 first nine months, an increase of $7.9 million, or 15%. Total revenue from PV systems was $15.0 million for the fiscal 2013 first nine months compared to $20.8 million for the fiscal 2014 first nine months, an increase of $5.8 million, or 39%.
Backlog. Total cash order backlog as of December 31, 2013 was $4.1 million, which included $2.2 million of solar PV orders, compared to a backlog of $13.0 million as of September 30, 2013, which included $8.9 million of solar PV orders. We currently expect approximately $2.9 million of our backlog to be recognized as revenue during the fiscal 2014 fourth quarter and the remainder in future years. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from September 30, 2013 to December 31, 2013 is as follows (in millions):

Backlog – September 30, 2013	$13.0
Q3 – Plus: Cash orders and OTA contracts at net present value of future cash flows	18.6
Q3 – Less: Revenue recognized during the quarter	(27.7)
Q3 – Plus: Portion of revenue recognized from PPAs	0.1
Q3 – Plus: Other miscellaneous and project change orders	0.1
Backlog – December 31, 2013	$4.1

Cost of Revenue and Gross Margin. Our cost of product revenue was relatively unchanged at $15.7 million for both the fiscal 2013 and fiscal 2014 third quarters. Our cost of service revenue decreased from $4.8 million for the fiscal 2013 third quarter to $3.8 million for the fiscal 2014 third quarter, a decrease of $1.0 million, or 21%. Total gross margin was 29.4% for the fiscal 2014 third quarter compared to 29.5% for the fiscal 2013 third quarter. Our gross margin on PV revenue was 34.6% during the fiscal 2014 third quarter compared to 23.7% during the fiscal 2013 third quarter. Our gross margins from renewable solar PV projects were positively impacted by favorable product costs on our solar landfill project and by the completion of higher margin service projects. Gross margin from sales of our integrated lighting systems for the fiscal 2014 third quarter was 27.8% compared to 32.3% for the fiscal 2013 third quarter. Our gross margin was unfavorably impacted by severance expenses related to the reduction of Harris' workforce as we transitioned Harris' production to our Manitowoc operations and the addition of Harris products into our sales mix, which historically have resulted in gross margins in the mid-20 percent range.
Total cost of product revenue increased from $37.2 million for the fiscal 2013 first nine months to $44.3 million for the fiscal 2014 first nine months, an increase of $7.1 million, or 19%. Total gross margin decreased from 29.4% for the fiscal 2013 first nine months to 28.5% for the fiscal 2014 first nine months. For the fiscal 2014 first nine months, our gross margin declined due to the increased mix of lower margin solar projects compared to the prior year. Our gross margin on renewable revenues was 26.4% during the fiscal 2013 first nine months compared to 25.8% during the fiscal 2014 first nine months. Gross margin from our HIF integrated systems revenue for the fiscal 2013 first nine months was 30.3% compared to 29.6% during the fiscal 2014 first nine months.
General and Administrative Expenses. Our general and administrative expenses increased from $2.8 million for the fiscal 2013 third quarter to $3.3 million for the fiscal 2014 third quarter, an increase of $0.5 million, or 15%. The increase was due to the acquisition of Harris and incremental expenses of $0.2 million, which included compensation expense related to the initial earn-out attributed to Harris shareholders who became Orion employees, intangible amortization expense of $0.1 million as a result of the acquisition of Harris and $0.2 million in increased stock compensation expenses. These amounts were partially offset by decreased legal expenses and other discretionary spending reductions during the quarter.
Our general and administrative expenses decreased from $10.8 million for the fiscal 2013 first nine months to $9.1 million for the fiscal 2014 first nine months, a decrease of $1.7 million, or 15%. The decrease for the first nine months was due to prior year expenses of $1.2 million resulting from our reorganization, $0.5 million in reduced compensation and benefit expenses resulting from headcount reductions, $0.2 million in reduced legal expenses and $0.2 million in other reductions in discretionary spending. These increases were partially offset by increased insurance expenses of $0.2 million and $0.2 million for the amortization of intangible assets resulting from the acquisition of Harris.
Acquisition and Integration Related Expenses. Our Harris acquisition related expenses for the fiscal 2014 third quarter were $0.1 million and for the fiscal 2014 first nine months were $0.5 million. We incurred no acquisition expenses in the first nine months of fiscal 2013. The expenses were due to the acquisition of Harris during the fiscal 2014 second quarter and included $0.3 million for variable mark-to-market purchase accounting expenses related to the contingent consideration earn-out for the acquisition of Harris, and $0.2 million for legal, accounting and integration related costs.
Sales and Marketing Expenses. Our sales and marketing expenses decreased from $4.7 million for the fiscal 2013 third quarter to $3.4 million for the fiscal 2014 third quarter, a decrease of $1.3 million, or 28%. The decrease was due to a $0.6 million reduction in bad debt expense on uncollectable receivables, reduced compensation and benefit expense of $0.4 million resulting from headcount reductions and discretionary spending reductions of $0.7 million, offset by $0.4 million in incremental expenses resulting from the acquisition of Harris.
Our sales and marketing expenses decreased from $13.2 million for the fiscal 2013 first nine months to $10.3 million for the fiscal 2014 first nine months, a decrease of $2.9 million, or 22%. The decrease was due to reduced compensation and benefit expense of $1.4 million resulting from headcount reductions, reduced bad debt expense of $0.6 million, reorganization expenses incurred in fiscal 2013 of $0.3 million and discretionary spending reductions of $1.5 million, offset by an increase in our sales commission expense of $0.1 million resulting from the revenue increase and incremental expenses of $0.8 million resulting from the acquisition of Harris.
Total sales and marketing employee headcount was 96 and 87 at December 31, 2012 and 2013, respectively.
Research and Development Expenses. Our research and development, or R&D, expenses increased from $0.4 million for the fiscal 2013 third quarter to $0.5 million for the fiscal 2014 third quarter, an increase of $0.1 million, or 12%. Our R&D expenses decreased from $1.8 million for the fiscal

2013 first nine months to $1.4 million for the fiscal 2014 first nine months, a decrease of $0.4 million, or 23%. Our R&D expenses decreased during the first nine months of fiscal 2014 due to a reduction in compensation expenses, consulting expenses and product testing costs related to our energy management controls initiatives.
Interest Expense. Our interest expense decreased from $138,000 for the fiscal 2013 third quarter to $123,000 for the fiscal 2014 third quarter, a decrease of $15,000, or 11%. Our interest expense decreased from $441,000 for the fiscal 2013 first nine months to $378,000 for the fiscal 2014 first nine months, a decrease of $63,000 or 14%. The decrease in interest expense was due to the reduction in financed contract debt for our Orion Throughput Agreements, or OTAs, compared to the prior year first half.
Interest Income. Our interest income decreased from $213,000 for the fiscal 2013 third quarter to $132,000 for the fiscal 2014 third quarter, a decrease of $81,000, or 38%. Our interest income decreased from $656,000 for the fiscal 2013 first nine months to $459,000 for the fiscal 2014 first nine months, a decrease of $197,000, or 30%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our financed projects. In the future, we expect our interest income to decrease as we continue to utilize third party finance providers for our OTA projects.
Income Taxes. Our income tax benefit increased from income tax expense of $0 for the fiscal 2013 third quarter to an income tax benefit of $0.1 million for the fiscal 2014 third quarter. Our income tax expense decreased from $4.1 million for the fiscal 2013 first nine months to an income tax benefit of $2.3 million for the fiscal 2014 first nine months, a decrease of $6.3 million, or 156%. During our fiscal 2013 first nine months, we recorded a valuation reserve against our deferred tax assets in the amount of $4.1 million due to uncertainty over the realization value of these assets in the future. During our fiscal 2014 first nine months, we reversed $2.3 million of our valuation reserve to offset deferred tax liabilities created by the acquisition of Harris. Our effective income tax rate for the fiscal 2014 first nine months was 613.5%, compared to 58.9% for the fiscal 2013 first nine months. The change in effective rate was due primarily to the changes in the valuation reserve and expected minimum state tax liabilities.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash provided from operating activities for the fiscal 2014 first nine months was $10.8 million and consisted of net cash provided by changes in operating assets and liabilities of $5.9 million and net income adjusted for non-cash expense items of $4.9 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $5.3 million in inventory on decreased purchases of lighting components, predominantly fluorescent ballasts and lamps, wireless controls and LED components, an increase in accounts payable of $1.9 million due to the timing of vendor payments for solar project materials and construction installation costs, a decrease in deferred contract costs of $1.4 million due to the timing of project completions and a decrease in accounts receivable of $2.4 million related to customer collections. Cash used from changes in operating assets and liabilities included a $2.2 million increase in prepaid expenses and other for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed, a decrease in deferred revenue due to the timing of project completions and a decrease in accrued expenses due to the timing of project billing for a large solar project under construction.
Cash used in operating activities for the first nine months of fiscal 2013 was $0.1 million and consisted of net cash provided by changes in operating assets and liabilities of $1.8 million and a net loss adjusted for non-cash expense items of $1.9 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $0.8 million in inventory on decreased purchases of lighting components, predominantly fluorescent lamps and ballasts, and an increase in accrued expenses of $3.7 million due to the timing of reorganization expenses, the timing of accrued project installation expenses and increased accrued legal expenses. Cash used from changes in operating assets and liabilities included a $0.3 million increase in accounts receivable on higher revenues, an increase in prepaid and other assets of $0.8 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed, a $0.5 million decrease in deferred contract costs related to the timing of revenue recognition, a $0.9 million decrease in accounts payable due to the timing of vendor terms and payments and a decrease in deferred revenue of $1.1 million due to the timing of advanced billings and the achievement of performance criteria for revenue recognition.
Cash Flows Related to Investing Activities. For the fiscal 2014 first nine months, cash used in investing activities was $5.3 million. This included $5.0 million related to the acquisition of Harris and $0.4 million for capital improvements related to product development tooling and information technology systems. Cash provided by investing activities included $0.1 million in proceeds from asset sales.
For the first nine months of fiscal 2013, cash used in investing activities was $1.9 million. This included $1.8 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.1 million for investment in patent activities.

Cash Flows Related to Financing Activities. For the fiscal 2014 first nine months, cash flows used in financing activities were $1.6 million which included $2.4 million used for repayment of long-term debt, offset by $0.8 million received from stock option exercises and stock note repayments.
For the first nine months of fiscal 2013, cash flows used in financing activities were $8.0 million. This included $6.0 million used for common share repurchases and $2.2 million for repayment of long-term debt. Cash flows provided by financing activities included $0.2 million in debt proceeds and $0.1 million received from stock option exercises and for excess tax benefits from stock-based compensation.
Working Capital
Our net working capital as of December 31, 2013 was $37.9 million, consisting of $58.7 million in current assets and $20.8 million in current liabilities. Our net working capital as of March 31, 2013 was $34.8 million, consisting of $53.6 million in current assets and $18.8 million in current liabilities. Our current accounts receivables increased from fiscal 2013 year-end by $1.9 million due to higher revenue within the fiscal 2014 third quarter. Our current inventory decreased by $1.7 million on reduced inventory spending, which was net of $1.0 million of incremental Harris inventory. Our prepaid and other expenses increased by $2.3 million due to an increase in unbilled revenue related to the timing of billing on solar projects. Our accounts payable increased from our fiscal 2013 year end by $3.4 million due to increased solar inventory purchases and contracted project installation activities. Our accrued expenses decreased from our fiscal 2013 year end by $0.7 million due to the payment of $1.0 million in accrued settlement expenses and a decrease of $0.3 million in accrued legal and other expenses, offset by a $0.6 million increase in accrued project installation costs. Our deferred revenue decreased from our fiscal 2013 year end by $1.8 million as we continued to progress through the construction of our solar landfill project.
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
Capital expenditures totaled $0.4 million during the fiscal 2014 first nine months due to investments in new product development tooling and information systems technologies. We expect to incur a total of approximately $0.1 to $0.2 million in capital expenditures during the remainder of fiscal 2014. Our capital spending plans predominantly consist of investments related to our manufacturing operations to improve efficiencies and reduce costs and for investments in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Additionally, a key part of our strategic growth plans are to pursue potential acquisition opportunities.
Liquidity and Capital Resources
We had approximately $18.3 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2013, compared to $14.4 million and $1.0 million at March 31, 2013. Additionally, as of December 31, 2013, we had $13.3 million of borrowing availability under our revolving credit agreement. We completed an amendment to our credit agreement in August 2013 which extended its term to August 2014. On July 1, 2013, we completed the acquisition of Harris. The purchase price was paid through a combination of $5.0 million in cash, $3.1 million in a three-year unsecured subordinated note bearing interest at the rate of 4% per annum and 856,997 unregistered shares of common stock, representing a fair value on the date of issuance of $2.1 million. We also agreed to issue up to $1.0 million of our unregistered common stock if Harris met certain financial earn-out targets through December 31, 2014. In October 2013, we amended the earn-out section of the Harris purchase agreement to fix the future consideration for the earn-out at $1.4 million. We agreed to settle the $0.6 million due under the earn-out on January 1, 2014, by issuing an aggregate of 83,943 unregistered shares of our common stock, and by paying $0.8 million on January 1, 2015 in cash. In July 2013, we paid $975,000, net of insurance proceeds, to settle claims filed against us by a former senior vice president.
We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated normal operating cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers and our future potential acquisition opportunities. Any future potential acquisitions would likely be funded by our existing cash resources, our credit facility, seller financing and/or the issuance of additional equity or debt securities.
On January 17, 2014, we filed a universal shelf registration statement with the Securities and Exchange Commission. Under our shelf registration statement, we have the flexibility to publicly offer and sell from time to time up to $75 million of debt and/or equity securities. The filing of the shelf registration statement will help facilitate our ability to raise public equity or debt capital to expand existing businesses, fund potential acquisitions, invest in other growth opportunities, or repay existing debt.
Definition of Adjusted Earnings
We define adjusted earnings, which is a financial measurement not recognized under Generally Accepted Accounting Principles, or GAAP, as net income adjusted for certain income tax adjustments and certain purchase accounting expenses resulting from acquisition and integration. These expenses are predominantly non-cash charges. We believe that adjusting for these expenses provides management with an indication of the successes and failures related to the execution of our strategic initiatives.
Included below is a reconciliation of adjusted earnings per share to earnings per share under GAAP for the three and nine months ended December 31, 2013 (in millions):

	Three months ended December 31, 2013	Nine months ended December 31, 2013

Net income (GAAP)	$1.02	$2.64

Items to subtract from Net Income:
Income tax benefits from the acquisition of Harris	(0.10)	(2.30)

Items to add to Net Income
Severance expenses related to integration activities	0.13	0.13
Acquisition and integration expenses	0.01	0.24
Accretion of fair value of deferred and contingent purchase price consideration	0.14	0.57
Amortization of Harris Intangible assets acquired	0.14	0.23

Adjusted Earnings	$1.34	$1.51

Diluted Shares	22.3	21.6
Adjusted Earnings Per Diluted Share	$0.06	$0.07
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Definition of Contracted Revenues
We define contracted revenues, which is a financial measurement not recognized under GAAP as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of our energy management systems, we generally expect that we will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, we generally expects that we will recognize GAAP revenue within three to 24 months from the firm contract. We believe that total contracted revenues are a key financial metric for evaluating and measuring our performance because the measure is an indicator of our success in our customers’ adoption and acceptance of our energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.
Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for our fiscal 2014 first nine months ended December 31, 2013 (in millions).

Nine months ended December 31, 2013

Total contracted revenues	$53.8

Decrease in backlog (1)	17.8

Change in solar contracts (2)	0.4

PPA GAAP revenue recognized (3)	0.4

Other miscellaneous (4)	3.6

Revenue – GAAP basis	$76.0
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(1)
Change in backlog reflects the decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.

(2)	Reflects change orders due to system size on solar contracts.

(3)	Reflects GAAP revenue recognized on solar PPAs contracted in prior fiscal years.

(4)	Includes $2.6 million of existing backlog from the acquisition of Harris.
Use of Non-GAAP Financial Measures
We report all financial information required in accordance with GAAP and also provide certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of our historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements. We present these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in our business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

Our management uses the foregoing non-GAAP financial measurement to evaluate our ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles our GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
In our earnings releases, conference calls, slide presentations and/or webcasts, we may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.
Statistical Data
The following table presents certain statistical data, cumulative from December 1, 2001 through December 31, 2013, regarding sales of our HIF and LED lighting systems, total units sold (including HIF and LED lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through December 31, 2013
(in thousands, unaudited)
HIF and LED lighting systems sold (1)	2,700
Total units sold (including HIF and LED lighting systems)	3,861
Customer kilowatt demand reduction (2)	874
Customer kilowatt hours saved (2)(3)	31,038,221
Customer electricity costs saved (4)	$2,388,819
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	19,033
Square footage retrofitted (6)	1,407,550
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(1)	“HIF and LED lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”

(2)
A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.9 million units).

(3)
We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)
We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for the year-to-date period ended August 2013, which is the most current data for which this information is available, was $0.1009 per kilowatt hour according to the United States Energy Information Administration.

(5)
We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.

(6)
Based on 3.9 million total units sold, which contain a total of approximately 19.3 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) any material changes to our inventory obsolescence reserves; (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi) the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; (xviii) potential acquisitions;

and (xix) our ability to effectively integrate the acquisition of Harris Manufacturing, Inc. and Harris LED, LLC.; and (xx) our decreasing emphasis on obtaining new solar photovoltaic construction projects. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.